Exhibit 99.1

April 30, 2007

To the Shareholders of Newtek Business Services, Inc:

I am pleased to report that 2006 was a watershed year for the Company as we continue to successfully transition the Company from our legacy business of sponsoring and managing Certified Capital Companies (“Capcos”) to becoming a premier provider of business services and financial products to small and medium-sized businesses (“SMBs”) throughout the United States.

I believe that historically our business has been difficult to understand and hard to value. As we continue to transition the Company, we believe we will become easier to understand, which should allow us to deliver enhanced and sustained value to our shareholders.

Our mission is to be the company of choice for the business and financial service needs of the nation’s traditionally underserved SMB owners. We have created and are using state of the art web-based proprietary technology to be a low cost acquirer and provider of products and services to the more than 75,000 business accounts that we currently serve. Our client base is growing rapidly. Revenue from our three major operating segments (electronic payment processing, web hosting and Small Business Administration lending) totaled $66,694,000 in 2006, a 23% increase as compared with $54,111,000 in 2005. Revenue from these segments represented 76% of total revenue in 2006 as compared to 56% in 2005. Our three major operating segments earned $7,022,000 before taxes in 2006, a 21% increase as compared with $5,823,000 in 2005. In 2006, we achieved consolidated positive cash flow provided by operating activities for the first time as a publicly traded company.

I have decided to use my letter to you this year to provide a clearer perspective of where we are and where we are going. I would like to begin by giving a historical perspective of where we came from.

In the Beginning

In 1998, I decided, together with Brian Wasserman and Jeff Rubin, to develop a partnership (which eventually became Newtek Business Services, Inc.) to consult, acquire, and advise small businesses in the United States. We believed that small businesses were underserved, undervalued, and misunderstood. We actively began to seek out a vehicle to raise capital and a platform to execute on our business model.

In March 1998, we decided to focus our efforts on Certified Capital Company Act programs which at the time had been enacted in various forms by three states. These states created statutorily-authorized entities called “Certified Capital Companies,” which were allowed to raise money from the insurance industry, invest in qualified businesses and get a dollar-for-dollar tax credit from the respective state chartering the Capcos.

Commencing in 1998 until 2005, we successfully raised approximately $236 million from the sale of Capco notes. We used $152 million of these proceeds to acquire an insurance product, which combined with the tax credits provided by the states, pays for the notes’ entire principal and interest. This left $84 million to invest in “qualified businesses” as defined under the Capco statutes of the respective states.

From 1998 until 2005, we effectively generated between $10-15 million of free cash flow per year from our Capco business. While raising the cash itself didn’t create GAAP earnings immediately, the earnings were recognized over time as we hit certain investment milestones, and the market put a value on this business activity. We became a public company in September 2000.

Investing in Other People’s Businesses

We utilized Capcos to fund qualifying businesses using senior secured lending, mezzanine lending, preferred stock and equity based investments. The Capco statues were designed to promote an alternative investment vehicle for businesses that could not attract conventional financing. We originally focused on opportunistic investments in various business sectors.

By 2002, we had developed a presence as one of the leading sponsors and managers of Capcos, and maintained an exemplary compliance record. However, we began to be frustrated with the bureaucracy and we correctly forecasted a slowing of new Capco initiatives in new and existing states, and felt that increasing investment restrictions in these programs would make it more difficult to find and create returns for our shareholders.

I approached both our management committee and our board in the second half of 2002 to alter our strategy. We remained convinced that, using an SBA definition of small business, U.S. based SMBs (totaling 26 million) tended to be underserved and underfunded, and we decided to focus on this market. In 2003, we began to invest in businesses to develop a platform to offer vital business and financial services to this marketplace using outside capital, when necessary, both in debt and equity, and the use of Capco funding. We primarily changed our philosophy and strategy from one derived from investing in other people’s businesses and business models, to a strategy which created a state of the art platform to service and fund small businesses across the United States. In 2003, we set out on our course to become the premiere provider of business and financial products to the SMB market.

How Do We Replace Capco?

We cannot instantly replace the $10-15 million of annual free pretax cash flow that was attributable to the Capco business. We believe, however, that the quality of earnings and cash flow from our business service model of servicing and funding SMBs is superior to that of the old Capco business model and most importantly, is sustainable and growing.

What’s the financial implication of Capco going forward?

Because of how Capco notes are structured and financed, considerable non-cash interest expense and insurance premium amortization occur in the later years of the notes. We have put a table on page 48 of our Annual Report on Form 10K for 2006 detailing these expenses. We will be expensing $54 million in cost over the next ten years, which will be paid for by tax credits that get delivered to our note investors and amortization of prepaid insurance. We paid the insurance premiums upfront at closing from the proceeds of the notes for policies which last up to ten years. We will record $19 million in non-cash income from tax credits over the same period. Unfortunately, this non cash expense which we account for is confusing and very difficult for investors to understand and value. If we could discontinue our Capco operations and our effective tax rate was 40%, our shareholder book value would decline by approximately $20 million to approximately $67 million today, from $87 million currently. We discussed this on our recent conference call, noting that after off-setting events occur (the delivery of tax credits against notes payable) our balance sheet gets reduced by about $100 million in tax credits over time (also a non-GAAP event). In 2007, our Capco segment is anticipated to lose approximately $16 million before tax.

What’s the good news?

At this time, the Company’s Capcos have met their initial regulatory requirements, and the state tax credits are no longer subject to forfeiture. Management has de-emphasized the Capco creation business, and anticipates that Capco revenue will represent less than 10% of the Company’s revenues in 2007.

Our Business Service Segment

We believe we have created a superior business model with our re-directed focus on SMBs.

SMBs in the United States, according to the Small Business Administration generated 51% of the Gross Domestic Product of the United States. Nine out of every ten businesses in the United States is a small business. We don’t think that the Fortune 100 companies and other large institutions are well suited to service small businesses. In our view, these companies have distribution and processing engines primarily directed for the consumer market and other Fortune 100 companies. SMBs across the United States require a different type of distribution channel and method to service their accounts. In 2003 we started with a clean state. We started from scratch and without any legacy software or systems. We developed systems and operational structures that foster a state of the art distribution channel and processing platform to deliver multiple business services under one brand to the 26 million SMBs that covet quality offerings. These businesses want sharp and fair price points and a user friendly environment to deal with their providers. Our vision is to provide one-stop shopping for a suite of services, which include business lending, web hosting, web design, electronic payment processing, payroll, bookkeeping and tax services and all insurance needs (general liability, workmen’s compensation, health benefits, key man life, disability, D & O, and E &O and professional liability if necessary).

All of our processing divisions work with each other, and all our efforts are coordinated towards the one goal: meeting the needs of SMBs. Our IT, marketing and strategic planning functions are centralized across the Company, and we do not allow corporate clashes between divisions over resources. We believe that this gives us a competitive advantage over larger competitors for whom this market is not their main priority. Our motto at Newtek is “We do it differently,” “We Do It Better.” We live by these words every day.

Why Newtek?

Newtek stands for New Technology, and we essentially provide an e-commerce application for a small business owner or a strategic alliance partner like AIG, Morgan Stanley, Merrill Lynch, Navy Federal Credit Union and others to effortlessly select from a menu of service and financial offerings for their small business owners. We built our systems and operations by asking our customers and providers what they needed. We defined our mission to be the company for which small business owners can seek out products and services directly or through alliance partners, and expect those products and services to be the best available in the market. We could have succumbed to quarterly pressures. We could have built the business primarily by acquisition and just acquired everything in sight; instead we built and built, and built our processes and services until they were right for our clients.

The Company created state of the art web-based technology designed by its Executive Vice President of Strategic Planning, C.J. Brunet, and last year we filed a patent application on this proprietary system which is named Newtracker™. Through this system the Company has created a business model that allows it to acquire small and medium-size customers at a low cost and process the transaction cost-effectively with the highest level of service to our end customer. Newtracker™ is also used by our operations managers to extract maximum effectiveness out of our business service processing personnel.

Our Newtracker™ system basically puts a bar code on a service offering. We give our alliance partners a window into our back office. They can track our service offering with their customers 24/7 and see to it that our personnel take the greatest care with their clients. Our system has given comfort to entities such as Merrill Lynch, Morgan Stanley, AIG and others that refer their small and medium sized business clients to us and monitor our success with their clients through the use of Newtracker.™

Our personnel, systems and software are constantly updating on a real time basis to monitor and manage client activity and progress, work flow and client service. We are implementing a project of combining all our data assets into a master central database in order to facilitate cross-marketing, selling and servicing and real time data management. Each division will be connected by a centralized customer service function that will service our existing SMB client base and introduce and cross-sell products into our 75,000 business accounts. Branding and cross-selling can be achieved as Newtek is quickly becoming the premier provider of business services to the SMB market.

OUR OPERATING BUSINESSES

Small Business Lending

Our operating businesses began with an acquisition of a failing noncompliant non–bank business lender called Commercial Capital Corporation (“CCC”). CCC was out of capital compliance, had not made a new loan in over two years, was grossly under capitalized, and was for sale. We found value in CCC as a licensed entity to originate government guaranteed SBA 7A loans in all 50 states as a non-bank lender, and we bought CCC at 30% of book value. Credit Suisse, First Boston co-invested with us and still maintains a minority state in the company. At the time we bought CCC, we negotiated and assumed a warehouse line of credit.

When the CCC acquisition closed in January of 2003, we began to develop the business by hiring underwriters and loan assemblers. The company had not made a loan in two years when we took it over, and we developed our origination methodology from a dead start. We funded our first loan in late August 2003. A negatively sloped yield curve has made prime based floating rate lending challenging and slowed our growth. We have developed a first class management team with a great ability and infrastructure to originate through Newtracker™, and also to underwrite, originate, service and collect on small business lending opportunities. This business is limited by volume constraints due to a high current cost of capital and the fact that it is limited to only originating Section 7A SBA Loans. In 2007, we have added receivable financing and conventional small business loans, which are sold to third parties, to compliment our historical SBA loan offering.

We have amended our asset based financing facility with GE in the fourth quarter of 2006 and we are continually trying to reduce our cost of funds, which will improve our profitability, as well as giving us a more diverse loan offering for our clients. We believe this small business lending market is quite fertile and relatively untapped. Large client demand with good credit characteristics at attractive market interest rates make for a great business opportunity. This market had a void for a national lending leader and we are taking advantage of this market opportunity.

Web Hosting

In 2004, we acquired CrystalTech Web Hosting, Inc. Notwithstanding the many initial naysayers, our web hosting business, conducted through our CrytsalTech subsidiary, has proven to have been a great acquisition. This acquisition has provided the Company with cash flow to grow, and a platform to cross market e-commerce solutions and insurance products such as cyber liability and identity theft. Revenue increased 28% to $13.6 million in sales and we achieved $6.8 million in EBITDA in 2006. Since December 2002, CrystalTech has added over 40,000 business accounts. We think this business will continue to grow as more small businesses are creating a website for the first time and more larger and established small businesses are hosting business applications with a dedicated server offering with companies like ours.

Electronic Payment Processing

Electronic Payment Processing has been our most visible and demonstrable success in a highly competitive business. I firmly believe that our success within this division is based upon our mantra that “We Do It Differently.” “We Do It Better.” Our mantra is obviously based on what I described previously: our software, systems and operational methodology drive our low cost of client acquisition and low cost to process business model. Beginning with an initial investment made by our Wisconsin-based Capco, in 2006 we generated revenues of $43 million from this business segment, a growth of 33%, and have become a major participant in the large and growing market of electronic payments.

Many of our competitors have grown due to a strategy of using independent sales representatives to bring in business and through the acquisition of existing credit and debit card portfolios. Our business model is designed to allow us to grow at a lower cost than that of our competitors and therefore achieve higher margins. With our state of art systems and custom built software and technology we are well positioned in the future for great success.

Insurance Agency

Our insurance agency was added in the summer of 2004. Since inception, we have added major alliance partners including AIG, Navy Federal Credit Union and recently New Alliance Bank. Our system of relying on a low cost approach to acquire clients and process business fits in well with this huge fragmented industry and business. We acquired what is now known as the Newtek Insurance Agency by purchasing a 50 state agency platform with up to 40 A-plus carriers. We have recently hired four key personnel for this division and believe success will occur as we open up our distribution, better integrate the operation into our operating system and further add to the management team to enable this business to scale. Our insurance agency services a small business owner’s commercial needs for property and casualty insurance as well as health and benefits. In addition, we can also service the business owner’s personal insurance needs and can provide homeowners, automobile, umbrella and life insurance.

BUSINESS SERVICE FINANCIALS

I would like to refer all of you to our Form 10-K for 2006, which is part of our annual report to shareholders, as well as our shareholder conference call held on March 22, 2007 and the related power point presentation, which are archived in the investor relations section of the home page of our website. I wanted to use this letter to provide the non-financial data and an overall view of what this company has achieved. We are building an infrastructure to support our goal of becoming the premier provider of business services and financial products to small and medium-sized businesses throughout the United States, and we strongly believe in our mission, strategic vision and operational methodology. We believe that both time and patience will bear this out. We are forecasting positive cash results from operations in 2007 after achieving this goal for the first time in 2006, and this includes our holding company expense. Our Business Services Segment provided net cash of $8.3 million dollars in 2006 (see page 52 of our Form 10-K).

At Newtek, we are all about servicing our customers and alliance partners. Our mission is to perfect a process and a manner to serve the small and medium-sized business market better than anyone else. We aren’t perfect. It would be easier for us to develop fewer product lines with more product focus. But that would shortchange our SMB customers and ultimately our shareholders. Be assured that we are building a business to last, and building a brand not to be forgotten. We are Newtek.

Thank you for your continued support of Newtek Business Services, Inc. We are working diligently to build value in your company each and every day.

Best Regards,

Barry Sloane

Chairman and Chief Executive Officer